Exhibit (p)(13)

FOCUS FUND ADVISORS
Code of Ethics

Version 1.0

Effective: October 2022

Table of Contents

Definitions ...	3
General Statement ...	4
Access Persons ...	4
Chief Compliance Officer's Designee ....................................................................................................................................................................................	5
Custodial Account Reporting ................................................................................................................................................................................................	5
Protecting the Confidentiality of Client Information .............................................................................................................................................................	5
Social Media ...	7
Prohibition Against Insider Trading .......................................................................................................................................................................................	7
Preclearance ...	8
Personal Securities Transactions ...........................................................................................................................................................................................	8
Participation in Affiliated Limited Offerings ..........................................................................................................................................................................	11
Service as an Officer or Director ............................................................................................................................................................................................	11
Gifts and Entertainment .......................................................................................................................................................................................................	11
Political Contributions ...	12
Rumor Mongering ...	13
Whistleblower Policy ...	13
Reporting Violations and Sanctions ......................................................................................................................................................................................	14
Records ...	15
Acknowledgement ...	16
Appendix/Forms ...	17

Definitions

Regarding this Code of Ethics, the following definitions shall apply:
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"Access person" means any supervised person who: has access to non-public information regarding any clients' purchase or sale of securities the firm or its control affiliates manage or is involved in making securities recommendations to clients that are non-public.

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"Account" or "covered account" means accounts of any supervised person of the Firm deemed to be an access person and includes accounts of such access person's immediate family, and any account in which he or she has a direct or indirect beneficial interest.

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"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security.

•	"Insider trading" generally refers to the effecting of securities transactions while in possession of material, non-public information or communicating material, non-public information to others.
•	"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2)/4(5) or Rule 504, 505, or Rule 506 thereunder.
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"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.

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"Reportable security" means any security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, with the following exceptions: (i) Transactions and holdings in direct obligations of the U.S. Government; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless FFA or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless FFA or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless FFA or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments.

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"Supervised person" means any directors, officers and members of FFA (or other persons occupying a similar status or performing similar functions); employees of FFA; and any other person who is subject to FFA’S supervision and control.

General Statement

Focus Fund Advisors, LLC (“FFA”) adopts this Code of Ethics ("Code"), which is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended ("Advisers Act") and any applicable requirements under the Investment Company Act of 1940, as amended (“1940 Act”), as applicable.
This Code is intended to comply with the various provisions of the Advisers Act, including Section 204A, and also requires that all supervised persons comply with the various applicable provisions of the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”) and other federal and state securities laws, where applicable
This Code establishes rules of conduct for all employees and members of FFA (“supervised persons”) and is designed to, among other things, govern personal securities trading activities in their accounts and accounts in which they have a beneficial interest.
The Code is designed in recognition of the firm’s and its supervised persons’ fiduciary duty to FFA’s clients and to ensure they abide by and apply the highest ethical standards. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct.
FFA expects every employee to demonstrate the highest standards of ethical conduct, including strict compliance with the provisions of the Code and consistent with the fundamental principles of honesty, integrity and professionalism. FFA’s supervised persons are encouraged to seek the advice of the firm’s Chief Compliance Officer (“CCO”) for any questions about the Code, including any questions about the intent or purpose of any of the Code’s provisions. They should also understand that a material breach of the provisions of the Code and Compliance Manual may constitute grounds for disciplinary action, up to and including termination.
The Code is not all-inclusive, but should be viewed as a guide for how supervised persons should conduct themselves. All supervised persons shall advise the CCO immediately of any material issues impacting FFA, its clients or the supervised person themselves, as well as if they become involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, FFA shall endeavor to maintain such information on a confidential basis.
The CCO shall periodically report to senior management of FFA relating to compliance with, any necessary revisions to, and any material issues arising under this Code.
Access Persons

For purposes of complying with the Code, generally all supervised persons of the Firm are regarded as access persons and are therefore subject to all applicable personal securities trading procedures and reporting obligations set forth herein.  See Appendix A.

Chief Compliance Officer's Designee

Unless specifically noted, FFA’s supervised persons are required to submit mandatory reports and attestations to the firm’s CCO.
Custodial Account Reporting

All access persons are required to notify the CCO prior to or at the time of establishing a new brokerage or custodial account or the closing of an existing account, and provide the following details:
1.	Account Name
2.	Name of Broker, Dealer or Bank
3.	Date Established (or)
4.	Date Closed
Protecting the Confidentiality of Client Information

Confidential Client Information
FFA does not anticipate having access to client information as the clients are only ETF clients.
In the course of conducting investment advisory activities, the firm may gain access to non-public information about its clients. Such information may include personally identifiable information or information relating to the person's status as a client, financial or investment information, or data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to FFA’s current or former clients, is subject to the Code.
Non-Disclosure of Confidential Client Information
Generally, all information pertaining to FFA’s clients is confidential. Information may only be disclosed pursuant to the firm's policy, regulatory requirement and/or the client's direction. FFA does not share Confidential Client Information with any third parties, except in the following circumstances, and as established on the Firm’s privacy notice (if applicable):
•	as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account;[1]
•	as required by regulatory authorities or law enforcement officials, or as otherwise required by any applicable law; and
•	to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

1 FFA shall endeavor to ensure that any financial intermediary, agent or other service provider utilized by FFA (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information.

Supervised Person Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with FFA, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver firm services to the client, and shall not make unauthorized copies of any such documents or files (and upon termination, must return such documents).
Maintenance and Security of Confidential Personal Information
FFA has established written policies and procedures to properly maintain and protect the security of Confidential Client Information:
•	restricting access to Confidential Client Information;
•	securely keeping and maintaining physical documents that contain Confidential Client Information;
•	utilizing firewall and password protection for all electronic or computer files containing any Confidential Client Information; and
•	having conversations involving Confidential Client Information in private and exhibiting discretion under the circumstances.
Privacy Policy
Where and if applicable, FFA and all supervised persons will comply with SEC Regulation S-P, Regulation S-ID and other rules and regulations applicable to privacy and/or the protection of certain sensitive information.
Enforcement and Review of Confidentiality and Privacy Policies
The CCO is responsible for reviewing, maintaining and enforcing FFA confidentiality and privacy policies.
Social Media

As a registered investment adviser, use of social media by our firm and/or supervised persons of the firm must comply with applicable provisions of the federal securities laws, including the anti-fraud, compliance and recordkeeping provisions. The firm’s Social Media policies and procedures are contained within its Compliance Manual.

Prohibition Against Insider Trading

Introduction
Trading securities while in possession of material, non-public information, or improperly communicating that information to others may expose supervised persons and FFA to stringent penalties.
The rules contained in this Code apply to securities trading and information handling by supervised persons of FFA and their immediate family members.
Supervised persons must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.
General Policy
No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by FFA or its affiliates), while in the possession of material, non-public information, nor may any personnel of FFA communicate material, non-public information to others in violation of the law.
 Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Information is "public" when it has been disseminated broadly to investors in the marketplace. Before executing any trade for yourself or others, including investment funds or private accounts managed by FFA or its affiliates, you must determine whether you have access to material, non-public information. If you think that you might have access to material, non-public information, you should take the following steps:
•	Report the information and proposed trade immediately to the CCO.
•	Do not execute such trades or move forward with subject transactions.
•	Do not communicate the information inside or outside the firm, other than to the CCO or senior management, as appropriate.
•	After the designated personnel has reviewed the issue, the relevant parties shall determine whether the information is material and non-public and, if so, what action the firm will take.
You should consult with the CCO and/or senior management before taking any action.  The firm should sufficiently document any investigation or review connected with such circumstances.
Restricted/Watch Lists
Although FFA does not typically receive confidential or material, non-public information from portfolio companies or public companies, if it receives such information, it will take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a restricted list or watch list, depending on the facts and circumstances, and create applicable procedures, where necessary. In such circumstances, supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.
Preclearance

FFA has not implemented, but may choose to implement a policy whereby supervised persons are prohibited from purchasing any reportable securities for an account unless preclearance for each such transaction is granted by the CCO.  Currently, a supervised person is permitted, without obtaining preclearance, to purchase or sell any reportable or exempt (non-reportable) security, unless restricted herein.
As explained below, the CCO periodically monitors transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code. Certain securities transactions are subject to the Firm’s preclearance policy, as addressed below.
Personal Securities Transactions

General Policy
FFA has adopted the following principles governing personal investment activities by its supervised persons:
•	the interests of client accounts shall at all times be placed first;
•	all personal securities transactions shall be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;
•	transactions in reportable securities shall be disclosed per the Code; and
•	supervised persons must not take inappropriate advantage of their positions.
Preapproval
The Code of Ethics rule mandates preapproval of the following types of investments: 2
•	Preapproval from CCO Is Required for Participation in All IPOs
•	Preapproval from CCO Is Required for All Private or Limited Offerings

2 Beneficial ownership or having a direct or indirect beneficial interest in such investments is also covered by these procedures.

Compliance and Reporting Procedures
1.	Initial Holdings Report
Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report with the CCO containing the following information:
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the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the individual becomes a supervised person;

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the account name and the name of any broker, dealer or bank, with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	the date that the report is submitted by the supervised person.
The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.  See Appendix B.
2.	Annual Holdings Report
Every supervised person shall, no later than thirty (30) days after the end of the calendar year, file an annual holdings report with the CCO containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.  See Appendix D.
3.	Quarterly Transaction Reports
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report with the CCO containing detailed information showing any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership, including date, price, security symbol/CUSIP, amount, nature of transaction, name of broker-dealer or bank, etc. See Appendix C.
In lieu of submitting the quarterly reports, the supervised person may arrange for the CCO to receive copies of brokerage or custodial statements for all covered accounts.
4.	Exempt Transactions
A supervised person need not submit a report with respect to exempt transactions, i.e. transactions in non-reportable securities or transactions effected pursuant to an automatic investment plan or transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control or benefit.

Supervised persons should consult with the CCO if they have any questions about whether certain personal securities transactions must be reported.
5.	Monitoring and Review of Personal Securities Transactions
The CCO shall monitor and review all reports required under the Code for compliance with FFA’S policies regarding personal securities transactions and applicable SEC rules and regulations, and document their review and approval (or any additional investigation warranted or actions taken). Any transactions in or reporting of the CCO’s covered accounts shall be reviewed and approved by Don Flagg, Amol Nirgudkar, or other designated supervisory person. The CCO shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and shall so inform them of their reporting obligations.
Although FFA’S policy does not impose strict limitations as to the number of transactions a supervised person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons may be periodically assessed. FFA retains the discretionary authority to impose limitations on the personal trading activities of supervised persons, as it deems appropriate. Furthermore, the firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.
Any questions concerning this policy should be directed to the Managing Member and/or Chief Compliance Officer.
As appropriate, FFA will provide employees with periodic training regarding the Code and related issues to remind supervised persons of their obligations, and/or in response to amendments and regulatory changes.

Participation in Affiliated Limited Offerings

As FFA currently neither sponsors nor manages private funds, any access person seeking to invest in a limited offering must submit a preclearance request, providing full details of the proposed transaction.
Service as an Officer or Director

No supervised person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization by the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of FFA’S clients. In such scenarios, FFA shall evaluate and determine if it is necessary to take steps to put in place an information barrier or take any other appropriate actions.
Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. FFA has adopted the policies set forth below to guide supervised persons in this area.
General Policy
FFA’S general policy with respect to gifts and entertainment is as follows:
•	no supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does, or seeks to do, business with or on behalf of FFA;
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supervised persons should not accept or provide any gifts, entertainment or favors that might influence the decisions you or the recipient must make in business transactions involving FFA, or that others might reasonably believe would influence those decisions;

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modest gifts, entertainment and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

•	where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts or entertainment of even nominal value, the law or rule must be followed.
Reporting Requirements
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Any supervised person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of FFA, including gifts, entertainment or gratuities with a value in excess of $250 per year must obtain consent from the CCO before accepting such gift or entertainment.

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FFA’S policy prohibits supervised persons seeking to provide or offer any gift to existing clients, prospective clients, or any person or entity that does business with or on behalf of FFA without obtaining preapproval from the CCO.

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These preapproval and reporting requirements do not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with FFA.

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The CCO shall maintain a log of all gifts or entertainment given and/or received by the firm and its supervised persons. The log excludes and does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with FFA.

 If you have any questions or concerns about this policy, please consult the CCO.

Political Contributions

Certain existing pay-to-play rules and regulations impose restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments.

General Policy
It is FFA’S policy to permit the firm’s supervised persons to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.
FFA recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.
Accordingly, the Firm's policy is to restrict certain political contributions in the following manner. Supervised persons may make contributions:
(i) up to $350 to a candidate or an official per election (with primary and general elections counting separately) if they were entitled to vote for the candidate or official at the time of the contribution; and (ii) up to $150 to a candidate or an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the candidate or official at the time of the contribution.
FFA’S supervised persons are prohibited from soliciting political contributions from vendors or service providers.
FFA’S supervised persons will not make any political contributions to candidates or organizations recommended by clients.
FFA’S policy is to restrict, monitor and require prior approval of any political contributions to government officials.  Supervised persons are pre-approved to make a political contribution without prior written approval of the CCO as long as such contributions are within the limits specified in this section of the code of ethics.
The CCO will require all supervised persons to confirm that they have reported any and all political contributions.

Supervised persons should use discretion in engaging in any political fundraising or similar activities and consult the CCO with any questions or concerns.
Rumor Mongering

Spreading false rumors to manipulate the market is illegal under the federal securities laws.
It is FFA’S policy that unverified information be communicated responsibly (in oral, written or electronic form), and no supervised person of FFA shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in an appropriate manner, including making clear that the information is a rumor and has not been verified.
Supervised persons are required to report to the CCO or a member of senior management when they have just cause to suspect that another supervised person of FFA has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.
Whistleblower Policy

General Policy
To discharge our duties to our clients and comply with all applicable policies, rules and regulations, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the firm (whether by a supervised person or other party) confidentially and without retaliation.
FFA’S Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.
Reports of violations or suspected violations must be reported to the CCO or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.
A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing an illegal or improper action and/or a breach of the firm’s Compliance Manual or Code has taken place. A malicious allegation known to be false is considered a serious offense and shall be subject to disciplinary action that may include termination of employment.
Handling of Reported Improper Activity
The firm shall take seriously any report regarding a potential violation of firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. The firm will endeavor to appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.
No Retaliation Policy
It is the firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who is found to have improperly retaliated against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or other senior management if the concern pertains to the CCO.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the CCO all apparent or potential violations of the Code, or to other firm management if the concern pertains to the CCO. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.
The CCO shall promptly report to senior management all suspected or apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, they may, in their discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.
Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.
Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:
•	a copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	a record of any violation of FFA’S Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
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a record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of FFA;

•	a copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	a list of all persons who are, or within the preceding five years have been, access persons; and
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a record of any decision and reasons supporting such decision to approve an access person’s request to engage in any restricted or limited securities activities or offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement
All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.
Acknowledgement of Amendments
All supervised persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
Annual Acknowledgement
All supervised persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.
Further Information
Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.